Exhibit 10.18

PAETEC CORP.

Description of Management Compensatory Plans and Arrangements

Components of Executive Compensation

The 2005 executive compensation program of PAETEC Corp. includes a base salary, the potential for semi-annual cash bonuses in accordance with our annual bonus plan and long-term incentive compensation in the form of stock options and potentially other equity-based awards that are authorized for issuance under the PAETEC Corp. Sixth Amended 2001 Stock Option and Incentive Plan. Our executive officers also are eligible to participate in our 401(k) plan and health plans, each of which is available to all of our regular employees.

The Compensation Committee of the Board of Directors makes determinations concerning all compensation for Arunas A. Chesonis and for all equity-based compensation for Bradford M. Bono, Edward J. Butler and Keith M. Wilson. Following consideration of recommendations made by Mr. Chesonis, the Compensation Committee also makes determinations concerning all other compensation for Messrs. Bono, Butler and Wilson. Mr. Chesonis makes determinations concerning all compensation for Jospeh D. Ambersley, Christopher Bantoft, John P. Baron, Richard J. Padulo, Daniel J. Venuti, Timothy J. Bancroft and Jeffrey L. Burke. All executive compensation determinations are based on an evaluation of the executive officer’s responsibilities, performance, experience and knowledge, and the competitive marketplace for executive talent.

2005 Compensation for Executives

We have not entered into written employment agreements with any of our executive officers. All of our executive officers have entered into a Non-Solicitation, Non-Compete and Confidentiality Agreement in substantially the form filed as Exhibit 10.6 to this Registration Statement on Form S-1.

For 2005, each executive officer is entitled to receive the base salary set forth beside the name of such executive officer in the table below. Each executive officer also is eligible for semi-annual cash bonuses in accordance with the terms of our annual bonus plan and, at the discretion of the Compensation Committee or Mr. Chesonis, as applicable, for long-term incentive compensation pursuant to the 2001 Stock Option and Incentive Plan.

Executive Officer	Title	2005 Base Salary
Arunas A. Chesonis	Chairman of the Board, President and Chief Executive Officer	$500,000

Bradford M. Bono	Executive Vice President and Director	$330,000

Executive Officer	Title	2005 Base Salary
Edward J. Butler, Jr.	Executive Vice President	$330,000

Keith M. Wilson	Executive Vice President and Chief Financial Officer	$330,000

Joseph D. Ambersley	Executive Vice President	$230,000

Christopher Bantoft	Executive Vice President	$230,000

John P. Baron	Executive Vice President	$250,000

Richard J. Padulo	Executive Vice President	$210,000

Daniel J. Venuti	Executive Vice President, Secretary and General Counsel	$230,000

Timothy J. Bancroft	Executive Vice President and Treasurer	$200,000

Jeffrey L. Burke	Executive Vice President	$250,000

2